Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Fourth Quarter 2017 Results

BATON ROUGE, Louisiana — (February 22, 2018) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2017.

FOURTH QUARTER 2017 SUMMARY

•	Revenues increased 20.6% to $294.7 million versus $244.3 million a year ago.

•	Net income was $85.9 million in the fourth quarter compared to net income of $12.4 million a year ago. We recorded an income tax benefit of $58.4 million versus income tax expense of $4.4 million a year ago, resulting from a one-time revaluation of our deferred tax assets and liabilities resulting from the decrease in the corporate federal income tax rate enacted in December. The effective income tax rate was (211.7%) in the fourth quarter of 2017 and 26.3% in the fourth quarter of 2016.

•	Adjusted EBITDA increased 15.0% to $90.7 million in the fourth quarter compared to $78.9 million a year ago, yielding a margin of 30.8% of revenues compared to 32.3% a year ago.

•	Rental revenues increased 10.9% to $127.7 million in the fourth quarter compared to $115.2 million a year ago.

•	New equipment sales increased 65.9% to $74.4 million in the fourth quarter compared to $44.9 million a year ago.

•	Used equipment sales increased 28.8% to $32.1 million in the fourth quarter compared to $24.9 million a year ago.

•	Gross margin was 34.2% compared to 34.6% a year ago.

•	Rental gross margins were 51.0% in the fourth quarter of 2017 compared to 47.7% a year ago.

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

•	Average time utilization (based on original equipment cost) was 74.2% compared to 70.3% a year ago. Average time utilization (based on units available for rent) was 71.3% compared to 67.6% last year.

•	Average rental rates increased 1.0% compared to a year ago and 0.6% sequentially.

•	Dollar utilization was 36.2% in the fourth quarter compared to 34.3% a year ago.

•	Average rental fleet age at December 31, 2017, was 34.6 months compared to an industry average age of 44.4 months.

•	Completed a successful add-on notes offering of $200 million aggregate principal amount of new 8-year 5.625% senior unsecured notes issued under an indenture dated as of August 24, 2017, with identical terms as the Company’s $750 million of senior unsecured notes issued in August 2017. The add-on offering closed on November 22, 2017, and priced at 104.25% of par value.

John Engquist, H&E Equipment Services’ chief executive officer, said, “Solid performance by both our rental and distribution businesses drove a 20.6% increase in revenues for the fourth quarter compared to the year ago period. The non-residential construction markets were exceptionally strong, resulting in extremely high demand for rental equipment. Physical utilization increased nearly 400 basis points to 74.2% for the quarter and we achieved a 1.0% increase in rates from the prior year. Rental revenue increased 10.9% and margins increased 330 basis points to 51.0% compared to the year ago quarter. Increased demand for new cranes and earthmoving equipment drove a 65.9% improvement in new equipment sales. We are extremely pleased with our results and the current trends in our end-user markets.”

Engquist concluded, “We expect 2018 to be a very opportunistic year for our business and industry given the current strength in the non-residential construction markets. Oil prices are above a year ago, resulting in a rebound in exploration activity and energy-related projects. The new tax reform plan could also drive increased investment in construction. Should the administration and Congress pass an infrastructure bill, we believe the industry could see an expanded cycle. We also believe our operating environment is positive and we are focused on expanding our business in terms of both fleet size and geographic footprint. Our recent acquisition of CEC is representative of the types of acquisitions we intend to pursue - acquisitions which are very complementary to our business and increase our density in active markets or allow us to enter new markets. We also plan to continue our Greenfield or warm start expansion strategy.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2017:

Revenue

Total revenues increased 20.6% to $294.7 million in the fourth quarter of 2017 from $244.3 million in the fourth quarter of 2016. Equipment rental revenues increased 10.9% to $127.7 million compared with $115.2 million in the fourth quarter of 2016. New equipment sales increased 65.9% to $74.4 million from $44.9 million a year ago. Used equipment sales increased 28.8% to $32.1 million compared to $24.9 million a year ago. Parts sales decreased 3.2% to $26.3 million from $27.2 million in the fourth quarter of 2016. Service revenues increased 2.6% to $15.8 million from $15.4 million a year ago.

Gross Profit

Gross profit increased 19.2% to $100.9 million from $84.6 million in the fourth quarter of 2016. Gross margin was 34.2% for the quarter ended December 31, 2017, as compared to 34.6% for the quarter ended December 31, 2016. On a segment basis, gross margin on rentals was 51.0% in the fourth quarter of 2017 compared to 47.7% in the fourth quarter of 2016. On

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

average, rental rates were 1.0% higher than rates in the fourth quarter of 2016. Time utilization (based on original equipment cost) was 74.2% in the fourth quarter of 2017 compared to 70.3% a year ago. Time utilization (based on units available for rent) was 71.3% in the fourth quarter of 2017 compared to 67.6% a year ago.

Gross margins on new equipment sales increased to 11.0% in the fourth quarter compared to 9.9% a year ago. Gross margins on used equipment sales were 31.0% compared to 31.9% a year ago. Gross margins on parts sales increased to 27.8% in the fourth quarter of 2017 compared to 27.2% in the fourth quarter of 2016. Gross margins on service revenues increased to 66.9% for the fourth quarter of 2017 compared to 66.8% in the fourth quarter of 2016.

Rental Fleet

At the end of the fourth quarter of 2017, the original acquisition cost of the Company’s rental fleet was $1.4 billion, an increase of $68.9 million from the end of the fourth quarter of 2016. Dollar utilization was 36.2% compared to 34.3% for the fourth quarter of 2016.

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2017 were $60.5 million compared with $55.7 million the prior year, a $4.7 million, or 8.5%, increase. SG&A expenses in the fourth quarter of 2017 decreased as a percentage of total revenues to 20.5% compared to 22.8% the prior year. The increase in SG&A was largely attributable to higher labor and benefits costs. Expenses related to new branch expansions increased $0.9 million compared to a year ago.

Income from Operations

Income from operations for the fourth quarter of 2017 increased 34.8% to $40.3 million, or 13.7% of revenues, compared to $29.9 million, or 12.2% of revenues, a year ago.

Interest Expense

Interest expense was $13.3 million for the fourth quarter of 2017 compared to $13.4 million a year ago.

Net Income

Net income was $85.9 million, or $2.40 per diluted share, in the fourth quarter of 2017 compared to net income of $12.4 million, or $0.35 per diluted share, in the fourth quarter of 2016. We recorded an income tax benefit of $58.4 million in the fourth quarter of 2017 compared to income tax expense of $4.4 million in the fourth quarter of 2016 from a one-time re-measurement of our deferred tax assets and liabilities resulting from the decrease in the corporate federal income tax rate from 35% to 21% under the Tax Cuts and Jobs Act, which was enacted during the fourth quarter of 2017. As a result, the effective income tax rate was (211.7%) in the fourth quarter of 2017 compared to 26.3% in the year ago period.

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2017 increased 15.0% to $90.7 million compared to $78.9 million in the fourth quarter of 2016. Adjusted EBITDA as a percentage of revenues was 30.8% compared with 32.3% in the fourth quarter of 2016.

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2017:

Revenue

Total revenues increased 5.3%, or $51.9 million, to $1.0 billion in 2017 from $978.1 million in 2016. Equipment rental revenues increased 7.6% to $479.0 million compared with $445.2 million in 2016. New equipment sales increased 3.4% to $203.3 million from $196.7 million a year ago. Used equipment sales increased 10.8% to $107.3 million compared to $96.9 million a year ago. Parts sales decreased 1.6% to $107.4 million from $109.1 million in 2016. Service revenues decreased 2.8% to $62.9 million from $64.7 million a year ago.

Gross Profit

Gross profit increased 7.2%, or $24.3 million, to $359.9 million from $335.6 million in 2016. Gross margin was 34.9% for 2017 compared to 34.3% for 2016. On a segment basis, gross margin on rentals increased to 48.4% in 2017 from 47.4% in 2016. On average, 2017 rental rates increased 0.2% compared to 2016. In 2017, time utilization (based on original equipment cost) was 72.1% compared to 69.7% a year ago. Time utilization (based on units available for rent) was 69.6% in 2017 compared to 67.0% the prior year.

Gross margins on new equipment sales increased to 11.1% from 10.7% a year ago. Gross margins on used equipment sales decreased to 30.9% compared to 31.1%. Gross margins on parts sales were 27.6% compared to 27.7%. Gross margins on service revenues were 66.4% compared to 66.2% in 2016.

Selling, General and Administrative Expenses

SG&A expenses for 2017 were $232.8 million compared with $228.1 million in 2016, an increase of $4.7 million, or 2.0%. The net increase in SG&A was primarily the result of increased salaries, wages, payroll taxes, related employee costs and facility costs. Of the $4.7 million increase, $3.6 million was attributable to new branch expansion compared to the prior year. In 2017, SG&A expenses as a percentage of total revenues decreased to 22.6% compared to 23.3% in 2016.

Income from Operations

Income from operations in 2017 increased 24.5% to $137.9 million, or 13.4% of revenues, compared to $110.8 million, or 11.3% of revenues, a year ago, but included $5.8 million of merger breakup fee proceeds, net of merger costs. Excluding the net merger breakup fee, income from operations increased 19.3% to $132.1 million compared to a year ago, or 12.8% of revenues.

Interest Expense

Interest expense in 2017 was $55.0 million, a $1.4 million increase from $53.6 million a year ago, reflecting the issuance of our new 8-year 5.625% senior unsecured notes. The increase in interest expense is primarily due to the timing of the issuance of the new 8-year 5.625% senior unsecured notes in relation to the redemption of our previously outstanding 7% senior unsecured notes. $750 million of 5.625% notes were issued on August 24, 2017, while approximately $300.3 million of principal amount of the old 7.0% notes remained outstanding until September 25, 2017. Additionally, the Company issued $200 million of add-on 5.625% notes on November 22, 2017, increasing the total principal amount of outstanding 8-year 5.625% of senior unsecured notes to $950 million.

Net Income and Adjusted Net Income

Net income was $109.7 million, or $3.07 per diluted share, compared to net income of $37.2 million, or $1.05 per diluted share, in 2016. We recorded an income tax benefit of $50.3 million in 2017 compared to income tax expense of $21.9 million in 2016 from a one-time re-measurement of our deferred tax assets and liabilities resulting from the decrease in the corporate federal income tax rate from 35% to 21%. The effective income tax rate decreased to (84.8%) in 2017 compared to 37.0% in 2016. Adjusted net income was $124.4 million, or $3.48 per diluted share.

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

Adjusted EBITDA

Adjusted EBITDA for 2017 increased 8.2% to $327.1 million from $302.3 million in 2016. Adjusted EBITDA as a percentage of revenues was 31.8% compared with 30.9% in 2016.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and Adjusted net income). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter results today, February 22, 2018 at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2312 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on February 22, 2018, and will continue through March 3, 2018, by dialing 719-457-0820 and entering the confirmation code 8902491.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on February 22, 2018, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 83 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement.

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues:
Equipment rentals	$127,713	$115,204	$479,016	$445,227
New equipment sales	74,418	44,852	203,301	196,688
Used equipment sales	32,110	24,937	107,329	96,910
Parts sales	26,321	27,189	107,384	109,147
Service revenues	15,752	15,351	62,873	64,673
Other	18,352	16,813	70,116	65,492

Total revenues	294,666	244,346	1,030,019	978,137

Cost of revenues:
Rental depreciation	43,459	41,715	169,455	162,415
Rental expense	19,182	18,532	77,706	71,694
New equipment sales	66,262	40,404	180,702	175,556
Used equipment sales	22,153	16,987	74,132	66,738
Parts sales	19,017	19,782	77,713	78,966
Service revenues	5,213	5,103	21,111	21,839
Other	18,510	17,189	69,292	65,318

Total cost of revenues	193,796	159,712	670,111	642,526

Gross profit	100,870	84,634	359,908	335,611

Selling, general, and administrative expenses	60,456	55,744	232,784	228,129
Merger breakup fee proceeds, net of merger costs	(724)	—	5,782	—
Gain on sales of property and equipment, net	578	984	5,009	3,285

Income from operations	40,268	29,874	137,915	110,767

Loss on early extinguishment of debt	—	—	(25,363)	—
Interest expense	(13,293)	(13,375)	(54,958)	(53,604)
Other income, net	594	362	1,750	1,867

Income before provision (benefit) for income taxes	27,569	16,861	59,344	59,030

Provision (Benefit) for income taxes	(58,359)	4,431	(50,314)	21,858

Net income	$85,928	$12,430	$109,658	$37,172

NET INCOME PER SHARE
Basic – Net income per share	$2.41	$0.35	$3.09	$1.05

Basic – Weighted average number of common shares outstanding	35,582	35,451	35,516	35,393

Diluted – Net income per share	$2.40	$0.35	$3.07	$1.05

Diluted – Weighted average number of common shares outstanding	35,827	35,552	35,699	35,480

Dividends declared per common share	$0.275	$0.275	$1.100	$1.100

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31, 2017	December 31, 2016
Cash	$165,878	$7,683
Rental equipment, net	904,824	893,816
Total assets	1,467,717	1,241,611
Total debt (1)	951,486	794,346
Total liabilities	1,250,924	1,098,846
Stockholders’ equity	216,793	142,765
Total liabilities and stockholders’ equity	$1,467,717	$1,241,611

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income	$85,928	$12,430	$109,658	$37,172
Interest expense	13,293	13,375	54,958	53,604
Provision (Benefit) for income taxes	(58,359)	4,431	(50,314)	21,858
Depreciation	49,157	48,676	193,245	189,697

EBITDA	$90,019	$78,912	$307,547	$302,331

Merger breakup fee, net of merger costs	724	—	(5,782)	—

Loss on early extinguishment of debt	—	—	25,363	—

Adjusted EBITDA	$90,743	$78,912	$327,128	$302,331

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H&E Equipment Services Reports Fourth Quarter 2017 Results

February 22, 2018

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Twelve Months Ended December 31, 2017
	As Reported	Adjustment (1)	Adjusted
Income before provision (benefit) for income taxes	$59,344	$19,581	$78,925

Provision (Benefit) for income taxes	(50,314)	4,882	(45,432)

Net income	$109,658	$14,699	$124,357

NET INCOME PER SHARE
Basic – Net income per share	$3.09		$3.50

Diluted – Net income per share	$3.07		$3.48

Weighted average number of common shares outstanding
Basic	35,516		35,516

Diluted	35,699		35,699

(1)	Adjustment includes premium paid to repurchase or redeem the Company’s 7% senior unsecured notes and the write-off of unamortized deferred transaction costs totaling $25.4 million. Adjustment also includes $5.8 million in merger breakup fee proceeds, net of merger costs.

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